As filed with the Securities and Exchange Commission on January 10, 2020

Registration No. 333-223122

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-223122

UNDER

THE SECURITIES ACT OF 1933

JACKAL MERGER SUB A, LLC

(as successor in interest to Jagged Peak Energy Inc.)

(Exact name of registrant as specified in its charter)

Delaware	81-3943703
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

303 Colorado Street

Suite 3000

Austin, Texas 78701

(737) 704-2300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Colin Roberts

Executive Vice President—General Counsel

303 Colorado Street

Suite 3000

Austin, Texas 78701

(737) 704-2300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 filed by Jackal Merger Sub A, LLC (as successor in interest to Jagged Peak Energy Inc., a Delaware corporation (“Jagged Peak”)), a Delaware limited liability company (the “Company”), relates to the Registration Statement on Form S-3 (No. 333-223122), filed by Jagged Peak with the U.S. Securities and Exchange Commission on February 21, 2018 (the “Registration Statement”), which registered an indeterminate amount or number of debt securities, guarantees of debt securities, shares of common stock, shares of preferred stock, depositary shares and warrants of the Company as may be issued from time to time at indeterminate prices (collectively, “securities”). This Post-Effective Amendment No. 1 is being filed to deregister all securities remaining unissued under the Registration Statement.

On January 10, 2020, pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of October 14, 2019 (the “Merger Agreement”), by and among Jagged Peak, Parsley Energy, Inc., a Delaware corporation (“Parsley”), and Jackal Merger Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Parsley (“Merger Sub”), Merger Sub was merged with and into Jagged Peak (the “Merger”), with Jagged Peak surviving the Merger as a wholly-owned subsidiary of Parsley, and immediately thereafter, as part of the same transaction, Jagged Peak merged with and into the Company, with the Company continuing as the surviving entity.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on January 10, 2020.

JACKAL MERGER SUB A, LLC

By:	/s/ Matt Gallagher
Matt Gallagher
President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to Form S-3 Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.